Rennova Health Interview

CEO Seamus Lagan on Uptick Newswire November 2018

Speakers: Everett Jolly and Seamus Lagan

Jolly: On today’s show I’m bringing back my returning guest and I tell you what. If this company doesn’t blow up then I’ve got to get out of the business. Because I’ll tell you what, the market cap is only at $270,000 and they’ve got millions and millions of assets. Yes, do they have a little debt? They do. But this is grossly undervalued. Take a look at Rennova Health, Inc. They trade on the OTC markets under the ticker symbol RNVA and with us today is the CEO, Director and President Seamus Lagan. Seamus, welcome back to the show.

Lagan: Everett, thank you, it’s good to be back.

Jolly: You know your third quarter showed continued improvement in revenues. You said it would back when you were on the show last time back in September. You guys this time reported about $5 million in revenue for the quarter. You also said your target was to collect about $2.5 million a month. Does that mean that you expect to report about $7.5 million in revenues in the fourth quarter? Bring us up to speed.

Lagan: That’s definitely our target Everett. I want to be careful with trying to say what we will report. We obviously have a conservative revenue recognition policy. We still have an allowance for bad debt which is deductible from contracts etc. We continue to monitor that and the target is definitely in the range you just mentioned. We don’t know if that’s what we will manage to hit but even in the third quarter we reported $5 million and we had an offset of about $3 million in bad debt, which hits our revenue directly. It’s a number that we continually monitor and as we get a few months of history under these hospitals and their collections I do believe that bad debt percentage will be adjusted downwards and will therefore increase the revenue that we report.

Jolly: Well let’s talk about that, revenue versus debt and everything. Your market cap is at $270,000, I think you are grossly undervalued. That being said, what’s the game plan going forward, M & A, how’s the health of the two hospitals that we’re in right now? If you would, extrapolate your game plan for us.

Lagan: The two hospitals are doing in line with what we expected. I think as you said, that we made previous statements on your show of what we believe, or we expect to materialize and we’ve been very close to that mark. So the two hospitals at the moment, I believe, can do $2.5 million a month combined, and I believe they will be profitable at that. We are on target to be going out the end of the year with that level of revenue. We continue to look at opportunities to add new services, look for the low hanging fruit, where can we add new services with the least capital investment. And we are very pleased with the current path that we are on with these hospitals.

Jolly: Let’s talk about the 800-pound gorilla, which I don’t really think it’s an 800-pound gorilla, in the room. Let’s talk about conversion debt. The run rate could be anywhere from 60 million to 100 million. That being said I think maybe your debt ratio is about 15 million. Let’s talk about the pressure that your stock’s been under. Where do we go from here?

Lagan: That is the big question Everett. Look, we all believe that we are undervalued at the moment. The convertible debt has definitely confused our investors and kept a lot of pressure on our share price. The reality is those investors, those institutional investors wrote checks for the company at a very high-risk time, at a time when it was very difficult to secure other capital. And they are entitled, outside of any control of the company, to convert that debt to equity. That said, we will continue to reduce that debt, hopefully, that type of financing is behind us. I believe that the revenues and the progress that the company is making will allow us to secure much more reasonable financing going forward. Look, the company continues to look at all options available to it to create value for shareholders and perhaps at some stage we will be able to secure enough money on much better terms to make a significant reduction in that existing convertible debt. Who knows? I can’t predict what we will achieve. I can just tell you that we are working very hard to make sure that we have a successful business underlying this company underlying the shares. If we can do that, we believe we will create value.

Jolly: Rennova Health is my guest today that we are highlighting here on Stock Day. You can find them on the OTC markets under the ticker symbol RNVA. This is my personal opinion, I think it’s the most undervalued stock on the OTC markets. And there’s about 10,000 of them on there. That being said, you just announced the acquisition of a third hospital. And it looks like about a similar size as the ones you currently own. What can you tell us about the acquisition and when do you expect for this to close?

Lagan: Everett, we made no secret of the fact that we were looking for additional hospitals in the same geographic location. We like this Tennessee area. We believe there are synergies in management and services and costs in having a number of hospitals in close vicinity to each other. That’s exactly what we’ve tried to do. So, this third hospital fits the model that we already have. It will deliver a lot of synergies. It’s a beautiful facility, it’s a city-owned property so the property is in excellent condition and we do plan to close on it very early in the first quarter of next year. We believe it will be an immediate contributor to revenue going forward immediately after we get it closed.

Jolly: To bring my listeners up-to-date and to give you some new fresh metrics if I will. The float now currently is 27 million shares. The market cap is around $270,000 to $300,000, stock price is at one cent. I’m a buyer here, I’ve brought you a lot of stocks to the forefront, this stock is a winner. Again, this is my personal opinion, I would buy it. Let me ask you this, Seamus, before I let you go. What would you like my listeners to take away from this interview?

Lagan: The main thing I would like the investors to appreciate is that we do continue to focus on the business. We are firm believers that if the underlying business works and the underlying business delivers an increase in revenue and is profitable and can pay its bills then we will very quickly climb out of the difficult history that we’ve had. And I have to believe that will overcome all of the short term, current, you know stock market share price related issues that our investors are more than frustrated about.

Jolly: I couldn’t have said it better. Absolutely. Let’s don’t confuse the static for right now for the future. Because you guys got a bright future. I think you’re doing a bang-up job over there. So, we have to pay the fiddler a little bit of money, but $15 million is nothing compared to the revenues that are going to start trickling in in the first and second and third quarters of 2019. In closing is there anything that we didn’t get a chance to talk about that you would like to illustrate to my listeners?

Lagan: I think you covered it all Everett. We just continue to make progress in the business and we go into ‘19 with a third hospital in contract for acquisition. We do expect and hope that closes successfully. And we continue to look at other opportunities, grow our physicians’ practices surrounding the hospitals and let’s see what 2019 brings for us.

Jolly: For my listeners, if you’re looking to get into a rural hospital on the ground floor, look no further than Rennova Health. You can find them on the OTC markets under the ticker symbol RNVA. Very undervalued here at $.01. Seamus, thank you so much for coming back on the show. It’s always a pleasure to have you on here. Keep your head up, you’re doing a bang-up job. Hopefully you’ll come back on the show here next month.

Lagan: I appreciate it. Thank you Everett.